UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 4, 2012

NCR CORPORATION
(Exact Name of Registrant as Specified in Charter)

Maryland	001-00395	31-0387920
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3097 Satellite Blvd.,
Duluth, Georgia 30096
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (937) 445-5000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On December 4, 2012, the Company issued a press release announcing the pricing of an offering of $500 million aggregate principal amount of 4.625% senior notes due 2021 (the “Notes”) at a price of 100.000% of the principal amount, which resulted in gross proceeds of $500 million. The Notes will be general unsecured senior obligations of NCR Corporation and will be guaranteed by NCR International, Inc., a Delaware corporation, and Radiant Systems, Inc., a Georgia corporation.
The offering is expected to close on December 18, 2012, subject to customary closing conditions.
The Company intends to use the net proceeds from the offering, together with cash and additional borrowings under the Company's revolving credit facility, to finance the acquisition of Retalix Ltd. (“Retalix”). If the acquisition of Retalix is not consummated, the Company intends to use the net proceeds of this offering for general corporate purposes, which the Company expects to include funding a contribution to the Company's global pension plans.
A copy of the press release is attached hereto as Exhibit 99.1 and hereby incorporated by reference.
The notes and the related subsidiary guarantees have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 9.01        Financial Statements and Exhibits.

(d)    Exhibits:

The following exhibit is attached with this current report on Form 8-K:

Exhibit No.	Description
99.1	Press Release issued by the Company, dated December 4, 2012

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCR Corporation
By:	/s/ Robert Fishman
Robert Fishman
Senior Vice President and Chief Financial Officer
Date: December 4, 2012

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release issued by the Company, dated December 4, 2012